Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE		4 West Second Street Riverhead, NY 11901 (631) 208-2400 (Voice) - (631) 727-3214 (FAX) invest@suffolkbancorp.com
Contact:	Douglas Ian Shaw Corporate Secretary (631) 208-2400

SUFFOLK BANCORP RECEIVES EXPECTED NOTICE OF NON-COMPLIANCE FROM NASDAQ DUE TO DELAYED FILING OF 10-Q

Riverhead, New York, November 18, 2011 — Suffolk Bancorp (Nasdaq – SUBK, “Suffolk”), today announced that, on November 14, 2011, as expected, it received a letter from Nasdaq that Suffolk was not in compliance with Nasdaq Listing Rule 5250(c)(1) due to Suffolk’s delay in filing its Quarterly Report on Form 10-Q for the period ended September 30, 2011.

As previously announced on November 14, 2011, Suffolk has received a Delisting Determination letter from Nasdaq for failing to timely file its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011 with the Securities and Exchange Commission in violation of Nasdaq Listing Rule 5250(c)(1). Nasdaq has notified Suffolk that the failure to file its Quarterly Report on Form 10-Q for the period ended September 30, 2011 is an additional basis for delisting Suffolk’s securities. Suffolk has appealed the delisting determination and a hearing before a Nasdaq Hearings Panel has been scheduled for January 19, 2012. Suffolk has also requested a stay of any delisting of Suffolk common stock until the hearing takes place and a decision is issued.

Suffolk continues to work to file these Quarterly Reports, and is also working to file amended filings with respect to the periods ended September 30, 2010 and December 31, 2010, as previously announced on August 10, 2011.

Suffolk Bancorp is a one-bank holding company engaged in the commercial banking business through the Suffolk County National Bank, a full service commercial bank headquartered in Riverhead, New York. “SCNB” is Suffolk Bancorp’s wholly owned subsidiary. Organized in 1890, the Suffolk County National Bank has 30 offices in Suffolk County, New York.

Safe Harbor Statement Pursuant to the Private Securities Litigation Reform Act of 1995

This press release includes statements about Suffolk which look to the future. These forward-looking statements are based upon current management expectations, and may, therefore, involve risks and uncertainties that cannot be predicted or quantified and are beyond Suffolk’s control and are subject to a variety of uncertainties that could cause future results to vary materially from Suffolk’s historical performance, or from current expectations. Factors affecting Suffolk Bancorp include particularly, but are not limited to: our failure to meet the deadlines set forth in our Plan of Compliance filed with Nasdaq on September 21, 2011 for filing our Quarterly Reports for the quarters ended March 31, 2011 and June 30, 2011; a refusal by Nasdaq to grant a stay of delisting until the conclusion of the Nasdaq hearing and issuance of a decision; a failure to comply with Nasdaq rules; results of regulatory examinations; any failure by us to comply with our written agreement with the OCC (the “Agreement”) or the individual minimum capital ratios for the Bank established by the OCC; the cost of compliance with the Agreement; failure by us to maintain effective internal controls over financial reporting; potential litigation or regulatory action relating to the matters resulting in our failure to file on time our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011

PRESS RELEASE November 18, 2011 Page 2 of 2

and September 30, 2011 or resulting from the revisions to our earnings previously announced on April 12, 2011 or the restatement of our financial statements for the quarterly period ended September 30, 2010 and year ended December 31, 2010; and the potential that net charge-offs are higher than expected or for further increases in our provision for loan losses.

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